Exhibit 99.2

HAYNES INTERNATIONAL, INC.
1020 W. Park Avenue
P.O. Box 9013
Kokomo, IN 46904-9013

FOR IMMEDIATE RELEASE
Contact:	Calvin McKay
Phone:	765-456-6006
FAX:	765-456-6985

HAYNES INTERNATIONAL, INC. REPORTS RESULTS FOR FIRST QUARTER FISCAL 2004;

CONTINUES DEBT RESTRUCTURING EFFORTS

        Kokomo, Indiana, February 17, 2004 — Haynes International, Inc. today reported unaudited financial results for its first quarter ended December 31, 2003. Net revenue increased approximately $3.7 million to approximately $46.6 million in the first quarter of 2004, compared to approximately $42.9 million in the first quarter of fiscal 2003. The Company reported a net loss of approximately $4.3 million for the first quarter of 2004, compared to net loss of approximately $2.9 million for the first fiscal quarter of 2003.

        As Haynes announced in December, it has been working with Conway, Del Genio, Gries & Co., LLC, a New York-based advisory firm specializing in corporate restructurings and mergers and acquisitions, to assist in undertaking a financial restructuring designed to strengthen the Company’s balance sheet and improve its liquidity. Haynes also previously announced that if it is unable to reach an agreement with its bank lenders and bondholders to restructure its debt, it is likely that the Company will not have sufficient liquidity to meet its debt obligations and other business obligations as they become due, and that continues to be the case.

        “Although we still have a great deal of work ahead of us, we continue to make progress in a number of areas in our business,” said Francis Petro, Chief Executive Officer of Haynes. “On the financial side, we are continuing to work with our bank lenders and bondholders on refinancing and restructuring options. We remain hopeful that we will be able to reach an agreement that will allow us to restructure our balance sheet in a timely and orderly manner.”

        Haynes International, Inc. is a leading developer, manufacturer and marketer of technologically advanced, high performance alloys, primarily for use in the aerospace and chemical processing industries.

STATEMENT OF OPERATIONS DATA:

($ Millions)	Three Months Ended December 31,
2002 (Restated)	2003 (Unaudited)

Net Revenue	$42.9	$46.6

Cost of Sales	35.6	39.2

Selling & Administrative Expense	6.2	5.7

Research & Technical Expense	0.8	0.6

Restructuring - Professional Fees	-	--	0.6

Operating Income	0.3	0.5

Interest Expense, Net	4.9	5.1

Loss before benefit from income taxes	(4.6)	(4.6)

Benefit from income taxes	(1.7)	(0.3)

Net loss	$(2.9)	$(4.3)